Exhibit 99.1
Commercial Metals Company Estimates Loss Between
$1.50 and $1.60 EPS for Second Quarter
     Irving, TX — March 12, 2010 — Commercial Metals Company (NYSE: CMC) announced today an estimated net loss between $170 million to $180 million or $1.50 to $1.60 per share for the quarter ended February 28, 2010. The estimated net loss from continuing operations of $130 million to $140 million includes accruals for severance, lower of cost or market inventory valuation adjustments, job loss reserves, and LIFO expense estimated to be approximately $60 million total net after tax for the quarter.
     As previously discussed in its release on February 26, 2010, CMC decided to exit the joist and deck business. Second quarter operating results for joist and deck including impairment, severance, and other costs net of estimated asset realization values associated with the sale or closure of these facilities are estimated to be approximately $40 million net after tax.
     CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “Our second fiscal quarter ending February 28 which encompasses the winter months is always our weakest quarter. This second quarter has been particularly difficult due to a combination of continued weak end-use demand in the nonresidential construction markets, unusually harsh winter conditions in the U.S. and Europe, and rapidly rising ferrous scrap prices which have outpaced finished goods prices. Each of our segments will report operating losses for the second quarter with the exception of International Marketing and Distribution.
     “Our balance sheet, capital resources and banking relationships remain strong. We will report upwards of $300 million of cash and short-term investments at February 28, 2010 without utilization of our domestic accounts receivable securitization program. Our greatest and most valuable asset in both difficult and prosperous times remains our employees, and I extend my thanks for their continued dedication.”
     CMC will issue its comprehensive second quarter release, including its outlook for the third quarter, and hold its regular quarterly conference call on Wednesday, March 24, 2010. Until then it will withhold further comment on the quarterly results.
     Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Forward-Looking Statements
     This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, with respect to possible costs and losses based on impairments on fixed assets and intangibles. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “estimates,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion. Developments that could impact our expectations include the factors described or referenced in the Company’s Form 10-K for the year ended August 31, 2009 or subsequent SEC filings. You should not place undue reliance on these forward-looking statements, which reflect our opinions as of the date of this Press Release. We undertake no obligation to publicly release any revisions to the forward-looking statements after the date of this document.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2010-08